Exhibit 23.9

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion in HighPeak Energy Inc.’s Registration Statement on Form S-4 (the “Registration Statement”), of our reserves report, dated July 9, 2019, of Grenadier Energy Partners II, LLC’s proved oil and natural gas reserves estimates and associated estimates of future net revenues and their present value as of December 31, 2018, included in or made a part of the Registration Statement. We also consent to the references to our firm contained in the Registration Statement, including in the related prospectus under the caption “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC. Texas Registered Engineering Firm

/s/ Danny D. Simmons
Danny D. Simmons
President and Chief Operating Officer

Houston, Texas

December 2, 2019